UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 16, 2016

Date of report (Date of earliest event reported)

TERRAVIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard South San Francisco, CA 94080		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously announced, on August 2, 2016, TerraVia Holdings, Inc. (the “Company”) entered into a Contribution Agreement (the “Agreement”) with TCP Algenist LLC, a Delaware limited liability company (“Buyer”) and Algenist Holdings, Inc., a Delaware corporation and subsidiary of Buyer (“Algenist Holdings”). Buyer and Algenist Holdings are affiliates of Tengram Capital Partners, a private equity firm that focuses on consumer and retail companies. Pursuant to, and subject to the terms and conditions of, the Agreement, the Company agreed to sell its Algenist skincare business to Algenist Holdings in exchange for $20.2 million in cash (subject to certain adjustments contemplated by the Agreement), approximately 20% of the fully diluted equity of Algenist Holdings and the assumption of substantially all of the liabilities related to the Algenist skincare business by Algenist Holdings (collectively, the “Transaction”). As part of the Transaction, Buyer also agreed to contribute significant capital to Algenist Holdings. On August 16, 2016, the Company and Buyer completed the Transaction, except for the transfer of certain assets that may occur at a later date as specified in the Agreement.

The foregoing summary of the Agreement and the Transaction contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016.

Item 9.01	Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The information filed under Item 9.01(b) of the Company’s Current Report on Form 8-K, dated August 8, 2016, is incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description

99.1	TerraVia Holdings, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K dated August 8, 2016).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TERRAVIA HOLDINGS, INC. (Registrant)

Date: August 16, 2016	By:	/s/ Tyler W. Painter
Tyler W. Painter
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	TerraVia Holdings, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K dated August 8, 2016).